U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                          Commission File No.: 0-25797

                           NOTIFICATION OF LATE FILING

                          (Check One):  [X]  Form 10-K



                           For Period Ended: 12/31/00

                         PART I - REGISTRANT INFORMATION

                         BLUEPOINT LINUX SOFTWARE CORP.
                         ------------------------------
                             Full Name of Registrant

                         SHENZHEN SINX SOFTWARE CO., LTD
                         -------------------------------
                            Former Name of Registrant

    A1406, Electronics Science & Technology building, 2070 Shennan zhong Road
          ------------------------------------------------------------
            Address of principal executive office (Street and Number)

                       Shenzhen, Guangdong Province, China
                       -----------------------------------
                            City, State and Zip Code

PART  II  RULES  12B-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X}      (a)   The reasons  described in  reasonable  detail in Part III of this form  could  not  be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date, or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ }      (c)   The  accountant's  statement  or other  exhibit  required by Rule
         12b-25  (c)  has  been  attached  if  applicable.




PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms10-K, Form 20-F, 11-K, or Form N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed time period.

      Registrant's independent auditors have not yet completed their audit of the finanacial statements of the Registrant for the year ended December 31, 2000 and are, therefore, unable to furnish their opinion on such finanacial statements.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Yu  Deng                        011867553783102
         ------------                     --------------
           (Name)                       (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investments Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         BLUEPOINT  LINUX  SOFTWARE  CORP.
                         ------------------------------
                  (Name  of  Registrant  as  specified  in  charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   March  30,  2001        By:   /s/  Yu  Deng
                                   -----------
                                       Yu  Deng